                                                                    EXHIBIT 99.7

NRG ENERGY, INC.

FOR IMMEDIATE RELEASE:   DECEMBER 15, 1999

           NRG ENERGY COMPLETES ACQUISITION OF CONNECTICUT GENERATING ASSETS

MINNEAPOLIS (December 15, 1999) NRG Energy, Inc., (NRG Energy) a wholly owned, nonregulated subsidiary of Northern States Power Company (NYSE:NSP), today announced the completion of the acquisition of electric steam generating stations and remote gas turbines totaling 2,235 megawatts (MW) of generating capacity from Connecticut Light & Power Company (CL&P) of Hartford, Conn. A subsidiary of NRG Energy will operate the stations.

The principal assets are the Middletown, Montville, Devon and Norwalk Harbor gas- and oil-fired steam generating stations. NRG Energy, among the three largest independent power producers in the region, now owns more than 7,000 MW of generating capacity in the northeast United States.

In November, NRG Energy also announced that its power-marketing unit, NRG Power Marketing Inc., had been awarded a four-year contract to supply approximately 40 percent of the CL&P Standard Offer power requirements. Standard Offer Service is the electric generation service provided to generation service customers of CL&P's distribution company.

"NRG Energy's newly acquired generating stations in Connecticut will continue to serve the state's electricity customers through our participation in the CL&P Standard Offer supply contract," said Craig Mataczynski, president and chief executive officer of NRG North America. "We are delighted to begin operations today and look forward to becoming active members of the communities we serve."

Mataczynski said NRG North America would continue to refine options identified in its business plan to enhance the operating and environmental performance of the Connecticut plants.

"NRG Energy is committed to environmentally responsible power generation," Mataczynski said. "We have a history of improving operating efficiency and environmental performance at facilities we acquire, and our actions related to the Connecticut units will be consistent with that approach."

Middletown Station, an 856-MW steam-powered plant, is located beside the Connecticut River in Middletown, Conn. The 498-MW Montville Station is located on the Thames River in Uncasville, Conn. Norwalk Harbor Station, with 353 MW of capacity, is located on Manresa Island at the mouth of Norwalk Harbor. Devon Station, consisting of 401 MW of generation capacity, is located on the Housatonic River at Milford, Conn.

NRG Energy is the world's seventh largest independent power producer, specializing in the development, construction, operation, maintenance and ownership of low-cost, environmentally responsible power plants and associated power-marketing activities. With leading generation positions in selected markets in the United States, Europe, the Pacific Rim, and Latin America, NRG Energy is involved in projects representing more than 22,000 MW of generating capacity, including nearly 11,000 MW of fully owned capacity. NRG Energy's operations utilize such diverse fuel sources as natural gas, oil, coal and coal seam methane, biomass, landfill gas, and hydro, as well as refuse derived fuel and geothermal energy.

Certain information included in this press release contains statements that are forward-looking. Such forward-looking information involves risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of NRG Energy. For more information regarding these risks and uncertainties, review NRG Energy's filings with the Securities and Exchange Commission.

                                         # # #

MEDIA CONTACT:
Frank Rapley
NRG Energy, Inc.
(612) 373-8892
e-mail:  frank.rapley@nrgenergy.com



                  (C)1999 NRG Energy, Inc., All Rights Reserved